UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 28, 2006

EVOLVE ONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26415	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 859, Tallevast, Florida 34270

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (941) 351-2720

__________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Item 5.01	Changes in Control of Registrant.

On April 28, 2006, Evolve One, Inc. (the "Company") and certain of its stockholders, including Dr. Irwin Horowitz, the CEO and principal stockholder of the Company, along with his affiliated company, Diversifax, Inc., entered into a Stock Purchase Agreement with Progress Partners, Inc., Yewen Xi and David Stein, each of whom had no affiliation or relationship with the Company prior to the consummation of the agreement which occurred simultaneously with the execution of the Stock Purchase Agreement. Among the principal stockholders of the Company who participated in the transaction, in addition to Dr. Horowitz and Diversifax, were OnSpan Networking, Inc., Messrs. Herb Tabin, Gary Schultheis and Robert Sands. Pursuant to the agreement, a total of 41,557,079 shares were acquired for a total purchase price of $371,661. In addition, the purchasers also reimbursed Diversifax for expenses incurred on behalf of the Company in the amount of $53,339. The purchasers further agreed to discharge certain expenses incurred by the Company in connection with the completion of the Evolve's annual report. Progress Partners, Inc. and Yewen Xi each acquired 16,622,831 shares, and David Stein acquired 8,311,417 shares of common stock from the selling stockholders. As of the time of the agreement, there were 52,451,348 shares of common stock issued and outstanding, exclusive of options and warrants. The purchasers acquired approximatley 79% of the issued and outstanding common stock, exclusive of any shares underlying outstanding options and warrants. The purchase price for the shares acquired were obtained by the purchasers through their own financial resources.

At the time of the Stock Purchase Agreement, the Company had no active operations or business activities. A decision will be made by the purchasers in the proximate future with regard to potential acquisitions and business opportunities. Dr. Horowitz is expected to continue as an officer and sole director of the Company for an immediate term until an acquisition is consummated.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

10.8           Stock Purchase Agreement dated April 28, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE ONE, INC.

DATED:   May 3, 2006

By:   /s/ Irwin Horowitz

Irwin Horowitz Chief Executive Officer